Exhibit 10.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), is entered into as of January 13, 2026 (the “Effective Date”), by and among NeoVolta Power, LLC, a Delaware limited liability company (the “Company”), NeoVolta Inc., a Nevada corporation (“NeoVolta”), NPJV MANAGER LLC, a Delaware limited liability company (“NMC”), and Can Current Corporation, a Delaware corporation (“CCC”). For purposes of this Agreement, each of the Company, NeoVolta, NMC and CCC shall be referred to as a “Party” and, collectively, the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Parties intend to enter into the Operating Agreement, dated as of the date hereof (the “Operating Agreement”); and

WHEREAS, pursuant to the Operating Agreement, each of NeoVolta, NMC and CCC (each a “Member” and, collectively, the “Members”), wishes to transfer and assign to the Company certain assets and services in exchange for each Member’s Membership Interest, as set forth on Schedule A of the Operating Agreement (each, a “Membership Interest”), as further set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
CONTRIBUTIONS

Section 1.01 Contributions of Members. Subject to the terms and conditions set forth herein, the Members hereby contribute, transfer, assign, convey and deliver to the Company, and the Company does hereby accept and acquire from such Members, all of such Member’s right, title, and interest in and to the respective assets set forth on the Schedule of Contributions attached hereto as Exhibit A (collectively, the “Contributions”), free and clear of any security interest, pledge, lien, charge, mortgage, claim, or other encumbrance (each, an “Encumbrance”). More specifically:

(a) As consideration for all Class A Interests (as defined in the Operating Agreement), NeoVolta hereby contributes that amount of money set forth on Exhibit A (the “Initial Class A Capital”) and commits to contribute additional amounts up to $33,000,000, in accordance with Section 1.03 and the Operating Agreement;

(b) As consideration for 20 Class B Interests (as defined in the Operating Agreement), CCC will provide to the Company certain technical services related to battery energy storage system manufacturing, the terms of which are under negotiation by and between CCC and the Company and will be recorded in a separate writing (such agreement, the “Technical Services Agreement”), provided that, CCC’s right, title, and interest in such Class B Interests shall vest solely pursuant to the terms of the agreed Technical Services Agreement as more specifically described therein; and

(c) The remaining 20 Class B Interests shall be issued to NMC in consideration for certain management services to be provided by the members of NMC, the terms of which are under negotiation by and between NMC and the Company and will be recorded in a separate writing (such agreement, the “Management Services Agreement” and, together with the Technical Services Agreement, the “Services Agreements”), provided that, NMC’s right, title, and interest in such Class B Interests shall vest solely pursuant to the terms of the agreed Management Services Agreement, pursuant to which NMC shall provide management services by making available to the Company certain management personnel as more specifically described therein.

The issuance of the Class A Interests and Class B Interests contemplated in this Section 1.01 shall be duly authorized, validly issued, and other than as set forth in the Operating Agreement, the Technical Services Agreement, the Management Services Agreement, and applicable securities laws, issued to the Members free and clear of all Encumbrances, fully paid, and non-assessable. Notwithstanding anything to the contrary, in the event that the Technical Services Agreement or Management Services Agreement is not agreed and executed by March 31, 2026, the applicable Class B Interests shall revert to the Company.

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Section 1.02 Asset Purchase Agreement. In addition, the Company and CCC are currently negotiating a sale of certain manufacturing equipment by CCC to the Company, together with related installation and commissioning services, in exchange for approximately $12,000,000. The terms of such sale are under negotiation by the parties thereto and will be recorded in a separate writing when such terms have been agreed (the “Asset Purchase Agreement”).

Section 1.03 Third Party Funding; Additional Issuances. The Parties acknowledge and agree that if any Member holding Class A Units fails to timely make all or any portion of its required Capital Contributions under this Agreement or the Operating Agreement, the provisions of Section 3.01(d) of the Operating Agreement shall apply.

ARTICLE II
Closing

Section 2.01 Closing. The Class A Interests and Class B Interests shall be issued (the “Closing”) simultaneously with the execution of this Agreement and the Operating Agreement on the Effective Date by exchange of documents and signatures (or their electronic counterparts). The Parties acknowledge that the issuance of Class A Interests and Class B Interests at Closing is subject to the terms of the Operating Agreement.

Section 2.02 Closing Deliverables. At the Closing:

(a) Each Member shall deliver to the Company: (i) a fully executed copy of this Agreement; (ii) a fully executed copy of the Operating Agreement; and (iii) a fully executed copy of any other documents required to effect the contribution of such Member’s Contributions other than the Services Agreements and the Asset Purchase Agreement; and

(b) The Company shall deliver to the Members: (i) a fully executed copy of this Agreement; (ii) a fully executed copy of the Operating Agreement; and (iii) a countersigned copy, as applicable, of any other documents required to effect the contribution of the Members’ Contributions other than the Services Agreements and the Asset Purchase Agreement.

ARTICLE III
Representations and warranties of THE MEMBERS

Each Member represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct as of the Effective Date.

Section 3.01 Organization and Qualification of Member. Such Member is, as applicable, duly organized, validly existing, and in good standing under the laws of the state of such Member’s jurisdiction and has full power and authority to own, operate, or lease the assets now owned, operated, or leased by it, including the respective Contributions, and to carry on its business as currently conducted. Such Member is, as applicable, duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the respective Contributions or the conduct of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not, individually or in the aggregate, have a material adverse effect on respective Contributions or such Member’s ability to consummate the transactions contemplated under this Agreement and the Operating Agreement (collectively, the “JV Agreements”).

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Section 3.02 Authority of Member; Enforceability. Such Member has full power and authority to enter into the JV Agreements, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by such Member of the JV Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Member and, as applicable, its affiliates. The JV Agreements have been duly executed and delivered by such Member, and (assuming due authorization, execution, and delivery by any other parties thereto) constitute legal, valid, and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.03 No Conflicts; Consents. The execution, delivery, and performance by such Member of the JV Agreements, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the, as applicable, any organizational documents of such Member or its affiliates; (b) violate or conflict with any judgment, order, decree, or law applicable to such Member, any of its affiliates, or the Contributions; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract or other instrument to which such Member or its affiliates is a party or otherwise bound or to which any of the respective Contributions are subject except, as would not, individually or in the aggregate, have a material adverse effect on the respective Contributions or such Member’s ability to consummate the transactions contemplated by the JV Agreements on a timely basis; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the respective Contributions. No consent, approval, waiver, or authorization is required to be obtained by such Member or its affiliates from any person in connection with the execution, delivery, and performance by such Member of the JV Agreements or the consummation of the transactions contemplated thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on the respective Contributions or such Member’s ability to consummate the transactions contemplated thereby on a timely basis.

Section 3.04 Compliance with Laws. Such Member and, as applicable, its affiliates have complied, and are now complying, in all material respects with all federal, state, and local laws and regulations applicable to such Member’s conduct of business as it relates to ownership and use of the respective Contributions.

Section 3.05 Legal Proceedings. There is no claim, action, suit, proceeding, or governmental investigation (“Action”) of any nature pending or, to such Member’s knowledge, threatened against or by such Member (a) relating to or affecting the respective Contributions or the Assumed Liabilities, or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the JV Agreements. To such Member’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 3.06 Securities Matters. Such Member is acquiring such Member’s respective Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Member acknowledges that the respective Membership Interest is not registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, and that the respective Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, and subject to state securities laws and regulations, as applicable. Such Member is able to bear the economic risk of holding the respective Membership Interest for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.07 No Reliance. Such Member acknowledges it is sophisticated and has conducted an independent investigation, review and analysis of the assets, business, condition (financial or otherwise), liabilities and operations of the Company. Such Member acknowledges that in entering into this Agreement it is not relying on, nor has it relied on, any representations or warranties by the Company, any equityholder of the Company (including any other Member), or any of their respective Affiliates or representatives regarding the Company, express or implied, except for those set forth in Article IV of this Agreement, including without limitation any representations or warranties with respect to any plan(s) of the Company for the future conduct of the Company or operations of its business or any information, documents or material delivered to such Member or made available to such Member.

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ARTICLE IV
Representations and warranties of THE COMPANY

The Company represents and warrants to each Member that the statements contained in this ARTICLE IV are true and correct as of the Effective Date.

Section 4.01 Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

Section 4.02 Authority; Enforceability. The Company has full limited liability company power and authority to enter into the JV Agreements to which it is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by the Company of the JV Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite entity action on the part of the Company. The JV Agreements to which the Company is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties thereto) constitute legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.03 No Conflicts; Consents. The execution, delivery, and performance by the Company of the JV Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the Operating Agreement or other organizational documents of the Company; (b) violate or conflict with any provision of law or governmental order applicable to the Company; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract or other instrument to which the Company is a party. No consent, approval, waiver, or authorization is required to be obtained by the Company from any person (including any governmental authority) in connection with the execution, delivery, and performance by the Company of the JV Agreements to which it is a party and the consummation of the transactions contemplated thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on the Company’s ability to consummate the transactions contemplated under the JV Agreements to which it is a party on a timely basis.

Section 4.04 Legal Proceedings. There is no Action of any nature pending or, to the Company’s knowledge, threatened against or by the Company that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the JV Agreements to which the Company is a party. To the Company’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05 No Other Assets or Liabilities. The Company has not carried on any business or owned any assets other than those contributions made to the Company pursuant to this Agreement and as set forth in this Article IV or the Operating Agreement. Except as set forth in this Article IV and the Operating Agreement, the Company has no liabilities or obligations to any third parties.

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ARTICLE V
Covenants

Section 5.01 Public Announcements. No Party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange requirements, in which case the Party required to publish such press release or public announcement shall allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by the Member contributing such Contribution when due. Such Member shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 5.03 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other JV Agreements.

ARTICLE VI
TERMINATION

Section 6.01 Termination. This Agreement may be terminated only (a) with the mutual written consent of the Parties or (b) in the event that any Class B Interests held by a Member revert to the Company pursuant to Section 1.01, this Agreement shall terminate with respect to such Member only and, in such event, such termination and reversion of Class B Interests shall be the Company’s sole and exclusive remedy in the event that the Technical Services Agreement or Management Services Agreement is not agreed and executed by March 31, 2026.

Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01, then this Agreement shall become void and of no effect with no liability on the part of any Party to the extent of such termination, except that no such termination shall relieve any Party of any liability or damages resulting from any breach by that Party of this Agreement.

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ARTICLE VII
Miscellaneous

Section 7.01 Expenses. Except as otherwise provided in this Agreement or any JV Agreement, all costs and expenses incurred in connection with the preparation and execution of this Agreement, any JV Agreement and the transactions contemplated hereby and thereby, shall be paid by the Party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (or under any other JV Agreement) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Company:	Address: 12195 Dearborn Place Poway, CA 92064 Email: [***]
If to NeoVolta:	Address: 12195 Dearborn Place Poway, CA 92064 Email: [***]
If to NMC:	Address: [***] Email: [***]
If to CCC:	Address: [***] Email: [***]

Section 7.03 Survival. The Parties, intending to modify the applicable statute of limitations, hereby agree that:

(a) The representations and warranties contained herein shall survive any investigation made by a Party hereto and the Closing for a period of twelve (12) months from the Effective Date; and

(b) Subject to the limitations and other provisions of this Agreement, the covenants and other agreements contained herein shall survive the Closing indefinitely.

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Section 7.04 Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 7.05 Conformity with Operating Agreement. In the event of any conflict between the terms of this Agreement and the Operating Agreement, the Operating Agreement shall control with respect to such conflict. The Parties agree to cooperate in good faith to amend this Agreement as necessary to conform to any amendments to the Operating Agreement relating to capital contributions, third-party funding, the issuance of additional Class A Interests, and the admission of new Members.

Section 7.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.07 Entire Agreement. This Agreement and the other JV Agreements constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Memorandum of Understanding (MOU), by and among the Members.

Section 7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a Party hereto without the written consent of the other Parties.

Section 7.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 7.10 Amendment and Modification. This Agreement, including any Disclosure Schedule, may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

Section 7.11 Waiver. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 7.12 Governing Law. This Agreement and each other JV Agreement (and any claims, causes of action, or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby or thereby, to the negotiation, execution, or performance hereof or thereof, or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.13 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement, any other JV Agreement, or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware, in each case in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 7.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER JV AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER JV AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement or any other JV Agreement were not performed in accordance with the terms hereof or thereof, and that the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 7.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

The Company: NeoVolta Power, LLC By: /s/ Steve Bond__________________ Name: Steve Bond Title: Authorized Signatory
The Members:
NeoVolta Inc. By: /s/ Steve Bond_________________ Name: Steve Bond Title: Chief Financial Officer
NPJV MANAGER LLC By: /s/ [***]_________________ Name: [***] Title: Authorized Signatory
Can Current Corporation By: /s/ [***]__________________ Name: [***] Title: Authorized Signatory

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